Exhibit 5.6

CONSENT OF MARTIN DUPUIS, P. GEO.

To:	United States Securities and Exchange Commission

Re:	Expert Consent for Registration Statement on Form F-10

The undersigned does hereby consent to the reference to my name and the inclusion or incorporation by reference of written disclosure of the scientific and technical information (the “Technical Information”) relating solely to Pan American Silver Corp. (the “Corporation”) by the Corporation in the registration statement on Form F-10 of the Corporation, dated July 11, 2016 and any amendments thereto and any registration statements filed pursuant to Rule 429 under the U.S. Securities Act of 1933, as amended.

Dated this 11th day of July, 2016.

/s/ Martin Dupuis
Martin Dupuis, P. Geo.